Exhibit 10.26

BLACKHAWK NETWORK HOLDINGS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

This Blackhawk Network Holdings, Inc. (the “Company”) Non-Employee Director Compensation Program (this “Program”) has been adopted under the Company’s 2013 Equity Incentive Award Plan (the “Plan”) and shall be effective upon the closing of the Company’s initial public offering of its common stock (the “IPO”). The Equity Compensation portion of this Program is intended to constitute the Non-Employee Director Equity Compensation Program contemplated by Article 12 of the Plan. Capitalized terms not otherwise defined herein shall have the meaning ascribed in the Plan.

Cash Compensation

Effective upon the IPO, annual retainers will be paid in the following amounts to Non-Employee Directors:

Non-Employee Director:	$50,000
Chair of Audit Committee:	$15,000
Chair of Compensation Committee:	$10,000
Chair of Nominating and Corporate Governance Committee:	$5,000
Audit Committee Member (for both non-Chair and Chair members):	$10,000
Compensation Committee Member (for both non-Chair and Chair members):	$7,500
Nominating and Corporate Governance Committee Member (for both non-Chair and Chair members):	$7,500

All annual retainers will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than thirty (30) days after the end of such quarter.

Equity Compensation

Annual Restricted Stock Award:

Each Non-Employee Director serving on the Board on the date of each annual shareholder meeting of the Company (each, an “Annual Meeting”) shall be granted 7,500 shares of Restricted Stock under the Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Annual RSA”).

The Annual RSA will be granted on the date of the applicable Annual Meeting, and will vest in full on the earlier to occur of (i) the first (1st) anniversary of the date of grant and (ii) the date of the Annual Meeting immediately following the date of grant, subject in each case to continued service through the vesting date.

Miscellaneous

The other provisions of the Plan shall apply to the Annual RSAs granted automatically pursuant to this Program, except to the extent such other provisions are inconsistent with this Program. All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of Annual RSAs hereby are subject in all respect to the terms of such Plan. The grant of any Annual RSA under this Program shall be made solely by and subject to the terms set forth in a written agreement in a form to be approved by the Board and duly executed by an executive officer of the Company.

Effectiveness, Amendment, Modification and Termination

This Program shall become effective upon the IPO. This Program may be amended, modified or terminated by the Board in the future at its sole discretion. No Non-Employee Director shall have any rights hereunder, except with respect to an Annual RSA granted pursuant to the Program.